Exhibit 3.174

CERTIFICATE OF FORMATION

OF

COMMUNITY TELEVISION OF WISCONSIN, LLC

This Certificate of Formation of Community Television of Wisconsin, LLC (the “Company”) dated as of April 21, 2008, is duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company formed hereby is Community Television of Wisconsin, LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.

FOURTH: The name and address of the authorized person is Matthew A. Block, Dow Lohnes PLLC, Six Concourse Parkway, Suite 1800, Atlanta, Georgia, 30328. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Matthew A. Block
Matthew A. Block
Authorized Person